FOR IMMEDIATE RELEASE

News media contact:	Investor contact:
Jessica Roy Wright Express (207) 523-6763 Jessica_Roy@wrightexpress.com	Steve Elder Wright Express (207) 523-7769 Steve_Elder@wrightexpress.com

Wright Express Extends Fuel-Price Hedging Program into 2007

Program is Designed to Reduce the Sensitivity of the Company’s Earnings
to Changes in Retail Fuel Prices, Approximate Price Range
Between $2.29 and $2.36 per Gallon

South Portland, Maine – July 12, 2005 – Wright Express Corporation (NYSE: WXS) announced today that it has begun executing on a fuel-price hedging strategy that extends the Company’s hedging program into 2007.

The Company believes that the structure of the new instruments improves on the hedging program currently in effect. The instruments are intended to be more effective in enhancing the visibility and predictability of the Company’s future earnings. In addition, the settlement terms of the Company’s existing fuel-price instrument have been amended to provide benefits comparable to those expected from the new strategy.

On July 6, 2005 the Company entered into a “costless collar” similar to its current fuel-price hedging instrument, which runs through December 2006. As compared with the current instrument, the 2007 program incorporates several design changes. These include an adjustment to the monthly settlement period, and an accounting for the mix between gasoline and diesel fuel.

The change in settlement terms is intended to account for the time lag between wholesale and retail fuel prices, and thus more accurately reflect the Company’s future quarterly cash flow. In addition, the program was further refined by using instruments based upon both the U.S. Department of Energy’s weekly diesel fuel price index and NYMEX unleaded gasoline contracts. Both of these changes should further improve the correlations with retail fuel prices and the Company’s cash flow. The Company intends to hedge approximately 90 percent of its fuel-price-related earnings exposure in every quarter, on a rolling basis.

In the initial purchase completed on July 6, based on a weighted average of the two indexes, the new instrument locked in a floor price of approximately $2.29 per gallon and a ceiling price of approximately $2.36 per gallon. Wright Express intends to make a purchase each quarter locking in an additional 30 percent of the Company’s fuel-price exposure for three quarters, as illustrated in the table below.

Timing of planned	Hedged Percentage of the Company’s Expected
purchase/sale	Fuel-Price-Related Earnings Exposure
	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008 ...

Q3 2005*	90%	60%	30%

Q4 2005**		30%	30%	30%

Q1 2006** ...			30%	30%	30%

*Purchase completed July 6, 2005
**Intended future purchases shown through Q1 2006

About Wright Express

Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for more than 285,000 commercial and government fleets containing approximately 3.9 million vehicles. Wright Express markets these services directly as well as through more than 85 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 640 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit http://www.wrightexpress.com.

This press release contains forward looking statements, including statements regarding Wright Express Corporation’s: belief that the structure of the new instruments improves on the Company’s current hedging program; expectation that its new fuel-price hedging strategy will be more effective in enhancing the visibility and predictability of the Company’s future earnings than its existing fuel-price hedging program; the benefits of the amendments to the existing fuel price instruments; the improved correlations with retail fuel prices and the Company’s cash flow; the intention to hedge approximately 90 percent of its fuel-price-related earnings exposure in every quarter, on a rolling basis; the Company’s intention to make purchases each quarter locking in 30 percent of the Company’s fuel-price exposure for three quarters, on a rolling basis; as well as other statements regarding the structure of the new instrument and anticipated results. These forward looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: volatility in fuel prices; the effect of the Company’s fuel-price related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; changes in interest rates and the other risks and uncertainties outlined in the Company’s filings with the Securities and Exchange Commission, including the final prospectus filed with the SEC on February 16, 2005. Wright Express Corporation undertakes no obligation to update these forward looking statements at any future date or dates.

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